Exhibit 10.24

AMENDMENT AND ACKNOWLEDGEMENT

WHEREAS, David McGlade (the “Executive”) has entered into an employment agreement with Intelsat, Ltd. (the “Company”) and Intelsat Global, Ltd. (formerly known as Serafina Holdings Limited, referred to as the “Parent”), dated as of December 29, 2008 (the “Employment Agreement”);

WHEREAS, the Executive, the Parent and the Company desire to amend the Employment Agreement to reflect the agreements with respect to certain equity awards to the Executive.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the Executive, the Parent and the Company hereto do hereby agree to amend the Employment Agreement, effective May 6, 2009, as follows (the “Amendment”):

1. Section 2.1(c) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(c) Equity Arrangement. The Executive has been previously granted Class A restricted shares, shall be granted an Option (the “Option”) to purchase Class A shares and shall be granted Class B restricted shares which shall be subject to the terms and conditions as set forth in the equity award agreements which are effective May 6, 2009 (for Class A restricted shares, the “Class A Restricted Share Agreement,” for Class B restricted shares, the “Class B Restricted Share Agreement,” for the Option, the “Option Agreement” and collectively, the “Equity Award Agreements”). The Equity Award Agreements provide that if the Company consummates an acquisition by or merger of the Company through a transaction or series of transactions with any of those certain Person(s) (as defined in that certain Intelsat Global, Ltd. 2008 Share Incentive Plan, effective February 4, 2008) described in the Board resolution dated December 29, 2008 but after which the Sponsor Shareholders do not in the aggregate possess beneficial ownership of more than fifty percent (50%) of the voting securities (for the election of directors) of the Company or its successor (a “Significant Corporate Event”), then if, on or following such Significant Corporate Event, (i) (A) the affirmative written consent of the Sponsor Shareholders or a representative thereof is not required for the Company to terminate the Executive’s employment at the time of such termination and (B) the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason (each as defined below), then the applicable vesting provisions shall apply as if a Change in Control had occurred immediately prior to such termination of employment, or (ii) (A) the affirmative written consent of the Sponsor Shareholders or a representative thereof is required for the Company to terminate the Executive’s employment at the time of such termination and at all times theretofore, and (B) the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason on or after the date that is eighteen (18) months following the date of such Significant Corporate Event, then the applicable vesting provisions shall apply as if a Change in Control had occurred immediately prior to such termination of employment (and, for the avoidance of doubt, if affirmative consent of the Sponsor Shareholders or a representative thereof is required to terminate the Executive’s employment and the Executive’s employment is terminated for any reason within the 18 month period commencing on the date of a Significant Corporate Event, then no Change in Control vesting provisions shall apply).

2. Sections 4.2(i), 4.3(i) and 4.4(i) of the Employment Agreement are hereby amended, in each case, to add the phrase “and the benefits set forth in Section 2.2(b) hereof” to the end thereof.

3. Section 4.4 of the Employment Agreement is hereby amended to change the phrase “one and half” to “one and one-half” where the former appears in such Section.

4. The second sentence of Section 4.6 of the Employment Agreement is hereby amended and restated as follows:

“Upon such a termination, the Company shall have no obligation to the Executive other than (i) the payment to the Executive of the Accrued Amounts through the effective date of such termination as initially specified by the Executive (without giving effect to any waiver of the 90-day notice requirement), provided that the Company’s obligation shall not extend beyond 90 days from the date of the Executive’s notice of termination; and (ii) the benefits set forth in Section 2.2(b) hereof.”

5. Section 6 of the Employment Agreement is hereby amended to add the following notice address to the Parent notification provision:

“With a copy (which shall not constitute notice) to:

BC Partners Limited

40 Portman Square

London W1H 6DA

United Kingdom

Telecopy: (44) 20-7009-4899

Attention: Raymond Svider”

6. Section 7.2 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“7.2 Entire Agreement. This Agreement and the documents incorporated by reference herein (including without limitation Exhibits A through E and the Equity Award Agreements and a certain Letter Agreement between the Executive and the Company dated May 6, 2009) contain the entire understanding of the parties in respect of their subject matter and supersede upon their effectiveness all other prior plans, arrangements, agreements and understandings, including the Executive’s Previous Employment Agreement.”

7. Section 7.8 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“7.8 Dispute Resolution. Arbitration (under a “de novo” standard of review) will be the method of resolving disputes under the Agreement, other than disputes arising under

Section 5. All arbitrations arising out of this Agreement shall be conducted in Washington, D.C. Subject to the following provisions, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association (the “Association”) then in effect. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. Each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the Association equally. Notwithstanding the foregoing, any issue(s) previously decided under Section 16 of the Class A Restricted Share Agreement, Section 17 of the Class B Restricted Share Agreement or Section 19 of the Option Agreement shall be controlling over any similar issue(s) challenged by either party under this Section 7.8, and if any issues to be resolved under this Section 7.8 arise at the same time issues arise under the Equity Award Agreements, then such issues shall be combined and resolved under one single arbitration proceeding.”

8. As amended and modified by this Amendment, the Employment Agreement shall remain in full force and effect.

9. If there is any conflict between the terms of the Employment Agreement and this Amendment, the terms of this Amendment shall prevail.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of May 6, 2009.

INTELSAT, LTD.

By:	/s/ Raymond Svider
Name:	Raymond Svider
Title:	Chairman

INTELSAT GLOBAL, LTD.

By:	/s/ Raymond Svider
Name:	Raymond Svider
Title:	Chairman

THE EXECUTIVE

/s/ David McGlade
David McGlade